Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Fiscal 2013 Financial Results

Net revenues increased 28% to $47.5 million.

TAMPA, FLORIDA – March 18, 2014 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the fiscal year ended December 27, 2013.

52-Week Period Ended December 27, 2013 Highlights:

●	Total revenue for the 52-week period increased 28% to $47.5 million, as compared to $37.2 million for the same period last year.

●	Adjusted EBITDA for the 52-week period increased to $2.4 million, as compared to $1.8 million for the same period in 2012.

●	Net income for the 52-week period increased to $847 thousand, as compared to $533 thousand for the same period last year.

●	In March 2013, Jagged Peak amended its Senior Credit Facility with Fifth Third Bank to reduce its interest rate to LIBOR plus 2.5%.

●	In August 2013, Jagged Peak increased the borrowing capacity on its Senior Credit Facility with Fifth Third Bank to $5.0 million.

Revenues increased $10,249,100, or 28%, to $47,481,800 for the 52-week period ended December 27, 2013, as compared to $37,232,700 for the 52-week period ended December 28, 2012. Greater e-commerce order processing resulted in increases in both technology and fulfillment service revenues. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $8,451,900, or 29%, to $38,019,300 for the 52-week period ended December 27, 2013, as compared to $29,567,400 for the 52-week period ended December 28, 2012. As a percentage of revenue, cost of revenue was 80% for the 52-week period ended December 27, 2013, as compared to 79% for the 52-week period ended December 28, 2012. This increase is primarily related to the increase in fulfillment employees needed to manage order growth.

Selling, general and administrative expense increased by $1,328,300, or 21%, to $7,746,400 for the 52-week period ended December 27, 2013, as compared to $6,418,100 for the 52-week period ended December 28, 2012. This increase was primarily related to increases in staff costs due to additional employees needed to grow client support teams.

Interest expense decreased by $74,600 to $207,000 for the 52-week period ended December 27, 2013, as compared to $281,600 for the 52-week period ended December 28, 2012. The decrease in interest expense is a result of lower interest rates for the Fifth Third Bank Facility which replaced the more expensive Moriah Loan in March 2012.

Income tax expense was $573,800 for the 52-week period ended December 27, 2013 compared to an income tax expense of $428,000 for the 52-week period ended December 28, 2012. Differences between the taxable income and the effective tax rate used for 2013 and 2012, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of December 27, 2013, the Company had U.S. (federal and state) net operating loss carry forwards of $1,073,400 to reduce future taxable income, which will expire between 2027 and 2031. The Company also has a Canadian net operating loss carry forward of $1,106,600 which does not begin to expire until 2029.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $847,300 for the 52-week period ended December 27, 2013, compared with net income of $533,400 for the 52-week period ended December 28, 2012, an increase of 59%.

Basic income per share from continuing operations for the 52-week period ended December 27, 2013 was $0.05 per weighted average share, compared with basic income of $0.03 per weighted average share for the 52-week period ended December 28, 2012.

Adjusted EBITDA for the 52-week period ended December 27, 2013 was approximately $2,436,200 compared to approximately $1,773,600 for the 52-week period ended December 28, 2012. The increase in the Adjusted EBITDA primarily relates to the increase in sales from greater e-commerce order processing, improved operating margins from improved management of administrative operations, and lower borrowing costs. These improvements were partially offset by higher staff related costs of client support teams. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and non-cash compensation expense. The Company believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 52-weeks ended
	December 27, 2013	December 28, 2012
Net income (loss) as reported	$847,300	$533,400
Income tax expense (benefit)	573,800	428,000
Interest expense	207,000	281,600
Depreciation and amortization	694,100	455,400
Non-cash compensation expense	114,000	75,200
Adjusted EBITDA	$2,436,200	$1,773,600

“I am very pleased with our 2013 results and want to thank our employees for their hard work and dedication, as well as our customers for entrusting us with their business,” says Chief Executive Officer Paul Demirdjian. “Our revenue grew 28%. We continued to successfully deliver cloud-based e-commerce solutions. And, we further enriched our distributed order management capabilities for our multi-channel retail clients, adding a Vendor Drop Ship Portal, deep Cross-Channel Analytics, and expanded our support for mobile commerce sites utilizing responsive design and adaptive delivery. As a result, some of the top brands in e-commerce selected Jagged Peak for their omnichannel retail needs. We continue to see robust demand for our products and services throughout North America as well as opportunities in Europe and Asia.”

“2013 reflects another year where we have demonstrated the ability to profitably increase revenue as well as invest in our infrastructure to support the continued growth of the e-commerce solutions we have deployed,” says Chief Financial Officer Albert Narvades. “Increases in our cash flows have allowed us to invest in our technology and grow our client support teams. We will continue to focus on controlled profitable growth as we head into 2014.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 27, 2013.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

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